EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), effective as of January 1, 2025 (the “Effective Date”), is entered into by and between Nixxy, Inc., a Delaware corporation (the “Company”), and Yu-san “Debra” Volpone (the “Employee”), each being referred to hereafter as a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, Company wishes to employ Employee as its Chief Executive Officer; and

WHEREAS, the Parties desire to enter into this Agreement to describe the terms and conditions pursuant to which the Company will employ Employee.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:

(a) “Affiliate” means, with respect to any entity; any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means: (i) the Employee’s material breach of this Agreement and such breach is not cured by the Employee within thirty (30) days after written notice from the Company; (ii) the Employee’s failure to perform Employee’s material duties and obligations under this Agreement (other than during any period of Disability) and such failure is not cured by the Employee within thirty (30) days after Employee’s receipt of written notice from the Company, provided that such failure causes actual material harm to the Company; (iii) Employee’s repeated failure to follow the reasonable and lawful instructions from the Board and such failure is not cured by Employee within thirty (30) days after Employee’s receipt of written notice from the Company; or (iv) the Employee’s conviction of, or pleading guilty or nolo contendere to, a felony, any other crime having as its predicate element fraud, dishonesty, misappropriation, moral turpitude, or theft, provided that such action is work-related, materially impairs Employee’s to perform services for the Company or results in a material loss to the Company.

(d) “Change of Control” means the consummation of a transaction or a series of transactions that results in: (i) any sale or other disposition of all or substantially all of the assets of the Company that occurs over a period of not more than twelve (12) months; or (ii) any person or entity, or more than one person or entity acting as a group, acquiring ownership of stock of the Company, that together with the stock held by such entity, person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of such corporation. However, a Change of Control shall not include (x) any consolidation or merger effected exclusively to change the domicile or name of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

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(e) “Disability” means and shall be deemed to have occurred if, in the Board’s reasonable discretion, after consultation with a physician reasonably selected by the Board, the Employee shall have been unable to perform the essential functions of the Employee’s duties, even with reasonable accommodation, for a period of not less than one hundred twenty (120) consecutive days, or one hundred eighty (180) total days, during any twelve (12) month period. The Employee shall cooperate in submitting to medical examinations and providing medical records to the physician selected by the Board as reasonably requested by the Board in making a determination of Disability hereunder.

(f) “Good Reason” shall mean, without Employee’s written consent, (i) (A) a material diminution in Employee’s duties, or responsibilities, (B) an adverse change in Employee’s title, position, or person or entity to whom Employee reports, or (C) an assignment to Employee of duties not commensurate with her position, (ii) a reduction in Base Salary as set forth in Section 5(a) hereof, (iii) any requirement by or directive from the Company, which is not recommended by Employee, that Employee permanently relocate her principal residence or change in the primary place of the Company’s business, (iv) any intentional or negligent act of the Company or any Affiliate not approved by Employee that has, or could reasonably be expected to have, the effect of injuring the reputation of Employee in any material respect, (v) any act that materially violates federal or state securities laws by the Company or an Affiliate that is not approved or undertaken by Employee or (vi) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert a claim for termination of employment for Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Employment Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder for a period not to exceed 90 days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension, including Company’s obligations to compensation for employment pursuant to Section 5.

2. Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period set forth in Section 3, in the position and with the duties and responsibilities set forth in Section 4, and upon the other terms and conditions set out in this Agreement.

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3. Term. The term of the Agreement shall commence on the Effective Date and, shall terminate at 12:00 a.m. midnight on the day immediately preceding the twelve (12) month anniversary thereof, unless earlier terminated as provided herein (the “Initial Term”). The Initial Term shall be automatically extended and renewed for successive six (6) month terms after the expiration of the Initial Term, unless either the Company or the Employee provides the other Party with written notice no more than ninety (90) days before and no less than ten (10) days prior to the expiration of the Initial Term or any renewal term of such Party’s desire not to renew this Agreement (the Initial Term, as so extended, the “Employment Term”).

4. Position and Duties.

(a) During the Employment Term, the Employee shall serve as the Chief Executive Officer of the Company. The Employee shall serve and perform such other duties, functions, responsibilities, and authority as are from time to time delegated to the Employee by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to the Company.

(b) During the Employment Term, the Employee shall devote sufficient business time, skill, attention and effort to all facets of the business and affairs of the Company and will use Employee’s efforts to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Employee in or pursuant to this Agreement; provided, however, nothing herein shall be construed as providing that Employee may not engage in outside business activities.

(c) The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, the Employee will be required to sign the Company’s confidentiality, non-solicitation, non-compete and assignment of inventions agreement attached as Exhibit 1 hereto (the “Confidentiality, Non-Solicitation Non-Compete and Assignment of Inventions Agreement”), as a condition of Employee’s employment.

(d) On the Effective Date, the Board will appoint Employee to serve as a member of the Board. During the Employment Term, the Board will nominate Employee for election to the Board by the Company’s stockholders and each Board member will vote their capital stock of the Company in favor of Employee’s appointment to the Board at each relevant election of the Board during the Employment Term; provided that Employee hereby will submit written notice of resignation of her directorship to the Board, effective as of the date on which Employee ceases to serve as Chief Executive Officer of the Company.

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5. Compensation and Related Matters.

 (a) Base Salary. The Company shall pay the Employee a base salary at the annual rate of not less than Three-Hundred, Fifty-Thousand Dollars (USD $350,000) (“Base Salary”). During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event may the Company decrease the then applicable Base Salary. Effective as of the date of any change to the Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement. Payment of all compensation to the Employee hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(b) Annual Bonus. The Employee shall be entitled to receive an annual cash bonus of up to 100% of Employee’s Base Salary (the “Bonus”) based on performance criteria determined by the Board. The Board shall review the Bonus at least annually and is subject to adjustment at the discretion of the Board, but in no event may the Company decrease the then applicable target Bonus. The actual amount of such Bonus, if any, will be determined by the Board (or a committee thereof) based upon Company performance and any other factors that the Board (or a committee thereof), in its reasonable good faith discretion following consultation with Employee, deems appropriate. With regard to the Bonus for the year commencing on January 1, 2025, the Board and Employee will consult with each other and establish the applicable performance criteria and milestones for 2025 by December 31, 2024. Payment of the Bonus is conditioned on compliance with applicable law, and shall be payable to the Employee in equal quarterly installments (i) only if the Employee has not breached the terms of this Agreement, and (ii) only if the Employee continues to be employed by the Company on the date of determination of the Bonus as well as on the date of payment thereof with respect to the portion of such Bonus payment.

(c) Annual Stock Option Award. In addition to the Base Salary and Bonus, Employee will be eligible to receive an annual market-based stock option grant (the “Annual Stock Option Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans, once adopted. The actual amount of such grant, if any, will be determined by the Board (or a committee thereof) based upon Company performance and any other factors that the Board (or a committee thereof), in its reasonable good faith discretion, deems appropriate. Employee’s achievement of such milestones, as well as the amount of any Annual Stock Option Grant, if any, shall be determined by the Board (or a committee thereof) in its reasonable good faith discretion. In connection with such grants, the Employee shall enter into the Company’s standard stock option agreement which will incorporate the vesting schedule and other terms as determined by the Board (or a committee thereof).

(d) Inducement Grant. On the day following the Effective Date, the Company will grant Employee an option to purchase shares of the Company’s common stock (“Inducement Option”). The Inducement Option will have a term of 10 years from the date of grant and an exercise price equal to the fair market value of the Company’s common stock on the grant date. The Inducement Option will vest quarterly over sixteen (16) calendar quarters with the final installment completing vesting on the four (4) year anniversary of the Effective Date; provided, however, Employee must remain continuously employed through the each applicable vesting date.

(e) Employee Benefits and Perquisites. During the Employment Term, the Employee will be entitled to: (i) participate in the Company’s long-term disability, and health plans (“Employee Benefits”); (ii) the perquisites and other fringe benefits that are from time to time made available by the Company generally to its employees and any other executive officer of the Company; and (iii) such perquisites and fringe benefits that are from time to time made available by the Company to the Employee in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit; provided, however, that nothing contained herein shall be deemed to require the Company to adopt, maintain or provide any particular plan, program, arrangement, policy, perquisite or fringe benefit. The Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. The Employee agrees to cooperate and participate in any medical or physical examinations as may be required in connection with the applications for such life and/or disability insurance policies.

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(f) Expenses. The Employee shall be entitled to receive reimbursement for all reasonable and necessary business expenses incurred by the Employee in performing Employee’s duties and responsibilities under this Agreement, consistent with the Company’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Company employees, provided that Employee shall be entitled (i) to travel business class (if available) or first class (if business class is not available) on all flights longer than three (3) hours in duration, and (ii) to receive reimbursement for Employee’s (a) cell phone and (b) gas charges. All expenses shall be reimbursed within fifteen (15) days after Employee submits an expense report and any required documentation.

(g) Vacations and Personal Leave. Employee shall be entitled to twenty (20) paid time off days for each twelve (12) consecutive calendar monthly period during the Employment Term, to be taken in accordance with the vacation accrual schedule, if any, and carried over only to the extent set forth or otherwise permitted in the Company’s personnel policies or employee handbook. The Employee shall also be eligible for sick pay, and other paid and unpaid time off in accordance with the policies and practices of the Company as may from time to time be in effect for its employees.

(h) Indemnification. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director, employee, contractor or agent of the Company or of any subsidiary or affiliate of the Company or any other corporation for which Employee serves as an officer, director, or employee at the Company’s request.

(i) Legal Fees. The Company shall promptly pay all reasonable costs and expenses (including fees and disbursements of counsel) up to $7,500 incurred by Employee in negotiating the terms and conditions of this Agreement.

(j) Special Counsel. The Company agrees to engage, on behalf of Employee, special counsel, selected by Employee, to provide Employee with advice and counsel related to Employee’s duties and responsibility for the initial ninety (90) days following the Effective Date, with an option by Employee to extend for an additional ninety (90) days thereafter. Following this 180 day period, Employee and the Company will determine in good faith the additional need for a special counsel.The Company agrees to pay the special counsel a monthly retainer of $5,000. The Company acknowledges that failure to retain or pay such counsel will be deemed a material breach of this Agreement.

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6. Termination of Employment.

(a) Death. This Agreement shall terminate automatically upon the Employee’s death.

(b) Disability. The Company may terminate this Agreement at any time upon the Board’s determination of the Employee’s Disability; provided, however, that such termination must occur while the Disability is in existence and before the Employee returns to work at the Company on a full-time basis.

(c) Termination by the Company for Cause. The Company may immediately terminate this Agreement for Cause after the Board’s determination that Cause exists.

(d) Termination by the Employee (Resignation). The Employee may terminate this Agreement without Good Reason, upon at least ten (10) days advance prior written notice to the Company.

(e) Termination by the Company Without Cause. The Company may terminate this Agreement without Cause upon ten (10) days’ advance prior written notice to Employee; provided, however, notwithstanding the foregoing, the Company may elect to terminate this Agreement immediately and provide the Employee, in addition to any amounts provided for in Section 7(e), an immediate payment equal to one (1) month of the Employee’s Base Salary and other employment benefits during the notice period.

(f) Termination by Employee with Good Reason. Employee may terminate her employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity, the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company on the later of: (i) within thirty (30) days of the occurrence of such event, (ii) or promptly upon Employee’s actual knowledge of such event. During such notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period,

(g) Termination or Assignment upon a Change of Control. Upon a Change in Control, this Agreement shall automatically terminate upon Employee entering into a new employment agreement with the acquiring entity. If no new employment agreement is entered into with such acquiring entity, then the Company’s obligations under this Agreement shall be assigned to and assumed by such acquiring entity as provided in Section 12 herein. Additionally, in the event Employee is terminated without Cause within 3 months prior to or 12 months after a Change in Control, it will be deemed that Employee was terminated in connection with such Change in Control.

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(h) Notice of Termination. Any termination of Employee’s employment by the Company or the Employee (other than a termination pursuant to Section 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice delivered in the manner set forth in Section 10 hereof that must (i) indicate the specific termination provision in this Agreement relied upon, and (ii) specify the Employment Termination Date.

(i) Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated pursuant to any other provision of this Agreement, the date specified in the Notice of Termination, provided that such date is in compliance with any required notice periods as described herein (the “Employment Termination Date”).

(j) Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), the Employee agrees to make herself available to assist the Company with transition projects assigned to Employee by the Board. The Employee will be paid at an agreed upon hourly rate commensurate with the industry standard rate of pay for any work performed by the Employee for the Company during the Transition Period.

7. Compensation Upon Termination of Employment.

(a) Death or Disability. Upon termination of this Agreement because of the Employee’s death or Disability: (i) the Company shall pay Employee or Employee’s estate, as the case may be, the accrued and unpaid portion of the Employee’s Base Salary and any Bonuses earned for services provided through the Employment Termination Date (the “Compensation Payment”), (ii) the Company shall pay the Employee, or Employee’s Estate, as the case may be, any reimbursement for business travel and other expenses to which the Employee is entitled hereunder (the “Reimbursement”), and (iii) any unvested portion of any options, stock, restricted stock units, or other securities of the Company or any of its Affiliates granted to Employee which are subject to vesting (“Unvested Securities”), shall immediately vest and be issued (in the case of stock grants) and become immediately and fully exercisable (in the case of stock options, warrants or other convertible securities), regardless of the vesting or termination provisions of such Unvested Securities. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Section 7(a), the terms of this Section 7(a) shall govern.

(b) Termination for Cause. Upon termination of this Agreement by the Company for Cause pursuant to Section 6(c), the Company shall pay the Employee: (i) the Compensation Payment and (ii) the Reimbursement.

(d) Termination by the Employee (Resignation). Upon Termination of this Agreement by Employee pursuant to Section 6(d), the Company shall pay the Employee: (i) the Compensation Payment and (ii) the Reimbursement.

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(e) Termination by the Company Without Cause or by Employee for Good Reason. Upon termination of this Agreement by the Company without Cause pursuant to Section 6(e) or by the Employee for Good Reason pursuant to Section 6(f), except for a termination in connection with a Change of Control: (i) the Company shall pay Employee the Compensation Payment; (ii) the Company shall pay Employee the Reimbursement; (iii) any Unvested Securities shall immediately be issued (in the case of stock grants) and become immediately and fully exercisable or convertible (in the case of stock options, warrants or other convertible securities); (iv) the Company shall pay the Employee, as severance, a sum equal to eighteen (18) months of (A) Base Salary and (B) the full amount of the target Bonus for the year in which such termination occurs, as adjusted pursuant to Section 5(b) (collectively, (A) and (B), the “Severance”), and (v) the Company shall continue to provide Employee with Employee Benefits for twelve (12) months, or reimburse Employee for the expense of obtaining equivalent benefits. The Severance shall be payable in equal monthly payments over 12 months following the Employment Termination Date and shall be subject to all applicable withholdings and taxes. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Section 7(e), the terms of this Section 7(e) shall govern.

(f) Termination upon a Change of Control. Upon termination or assignment of this Agreement pursuant to Section 6(g): (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; (iii) any Unvested Securities shall immediately be issued (in the case of stock grants) and become Immediately and fully exercisable or convertible (in the case of stock options, warrants or other convertible securities), (iv) the Company shall pay the Employee the Severance in a single lump sum payment, and (v) the Company shall pay the Employee an additional bonus of One Million Dollars (USD $1,000,000) in a single one lump sum payment. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Section 7(f), the terms of this Section 7(f) shall govern.

(g) No Effect on Other Benefits. The payments provided for in Sections 7(a) through 7(h) do not limit the entitlement of the Employee or the Employee’s estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by the Company for the Employee’s benefit or to any death or other vested benefits to which the Employee may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Employee’s benefit.

(h) No Mitigation. The Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Employee from any source other than the Company or its successor.

8. Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any Party hereto that accrues hereunder prior to such expiration or termination, including, but not limited to, the Company’s obligations under Sections 5(h) and 7.

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9. Withholding Taxes. The Company shall withhold from any payments to be made to the Employee pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

10. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either Party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, (b) when deposited and sent via overnight courier or (c) when sent via electronic mail, to the Party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Company, at:

Nixxy, Inc.

Attn: Evan Sohn, Chairman of the Board

85 Broad Street, 16-079

New York, NY 10004

E-mail: info@weyland-tech.com

If to the Employee, at: the Employee’s then-current home address on file with the Company or Employee’s email at debra.chen@gmail.com.

Notice so given shall, in the case of overnight courier, be deemed to be given and received on the date of actual delivery, in the case of personal delivery, on the date of delivery and in the case of electronic mail, when sent if during normal business hours or on the next business day if sent after normal business hours.

11. Binding Effect: No Assignment by the Employee: No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12. Assumption by Successor. Subject to Section 6(g), the Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Employee, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Section, “Company” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company that executes and delivers the agreement provided for in this Section or that otherwise becomes obligated under this Agreement by operation of law.

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13. Arbitration. The Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

15. Entire Agreement. This Agreement, and the Exhibits, schedules, and documents attached and referred to herein, contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, except that all confidentiality, assignment, and non-disclosure provisions and agreements between the Employee and the Company are still in force and non-superseded.

16. Modification: Waiver. No amendment, modification or waiver of this Agreement shall be effective unless it is in writing and signed by the Employee and by a duly authorized representative of the Company (other than the Employee). Each Party acknowledges and agrees that, unless expressly set forth in this Agreement, no breach of this Agreement by the other Party or failure to enforce or insist on its or Employee’s rights under this Agreement shall constitute a waiver or abandonment of any such rights or defenses to enforcement of such rights.

17. Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

18. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts delivered by electronic mail or facsimile shall be effective.

[Signatures on following page.]

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IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the Effective Date.

COMPANY:

Nixxy, Inc.,

a Nevada corporation

/s/ Evan Sohhn
Evan Sohn, Chairman of the Board of Directors

EMPLOYEE:
/s/ Debra Chen

Exhibit 1

Confidentiality, Non-Solicitation, Non-Compete and Assignment of Inventions Agreement

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CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETE AND ASSIGNMENT OF INVENTIONS AGREEMENT

This Confidentiality, Non-Solicitation, Non-Compete and Assignment of Inventions Agreement (this “Agreement”) is made effective as of January 1, 2025, by and between Nixxy, Inc., a Delaware corporation (the “Company”), and Yu-san “Debra” Volpone, an individual (“Recipient”).

RECITALS

WHEREAS, the parties are executing and delivering this Agreement concurrently with that certain Executive Employment Agreement, effective as of January 1, 2025, by and between the Company and Recipient (the “Employment Agreement”);

WHEREAS, this Agreement is integral to the Employment Agreement, and the Company would not consummate the Employment Agreement absent the Recipient’s execution and delivery of this Agreement;

WHEREAS, the restrictive covenants set forth in this Agreement are to be construed in the context of Recipient being able to receive a raise, promotion, bonus or other benefit from the Company;

WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their agreements and understandings relating to the subject matter hereof.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENT

1. The Company’s Business Purpose. Recipient acknowledges that the Company is engaged in a continuous program of research, development, experimentation, production and provision of services respecting its business and products, present and future, and operates in a highly competitive industry, requiring a substantial investment of money and other resources, has a legitimate business interest in protecting its confidential and proprietary information and trade secrets and has also developed, at substantial expense, relationships with and knowledge about its customers, prospects, employees, suppliers, vendors, consultants, strategic partners, business partners, joint venturers and others, and has a legitimate business interest in protecting the identity of and its relationship with them. Accordingly, Recipient agrees that the obligations and restrictions in this Agreement are fair and reasonable, are reasonably required to protect the Company’s business interests, and would not unfairly or unreasonably restrict Recipient’s ability to obtain other comparable employment/business.

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2. Protection of Confidential Information. Recipient agrees to hold in the strictest confidence and will not, directly or indirectly, in whole or in part, use, disclose, copy or remove any of the Company’s Confidential Information (defined below), except as such use, disclosure, copying, or removal, may be required in connection with Recipient’s services rendered to the Company, or unless the Company expressly authorizes such use, disclosure, copying, or removal, in writing. Recipient further agrees not to use, disclose, copy or remove, or facilitate the use, disclosure, copying or removal of any Confidential Information in a manner or for a purpose which is (a) in violation of the Company’s policies or procedures; (b) otherwise inconsistent with the Company’s measures to protect its interests in the Confidential Information; (c) in violation of any lawful instruction or directive, either written or oral, of an employee of the Company authorized to issue such instruction or directive; (d) in violation of any duty Recipient has existing under law; or (e) otherwise to the detriment of the Company.

The term “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information owned, developed or possessed by the Company whether in tangible or intangible form and all trade secrets as defined under applicable state law. Confidential Information includes, but is not limited to: (a) information relating to the Company’s products and services, pricing, customers, customer needs, suppliers, processes, know-how, specifications, designs, drawings, concepts, test data, formulas, methods, compositions, ideas, algorithms, software, source codes, techniques, developmental or experimental work, research, improvements and discoveries; (b) information relating to plans for research and development, new products and services, marketing and selling, sales forecasts, business plans, budgets and unpublished financial statements, licenses, prices and costs, planned acquisitions and divestitures, and planned purchases; and (c) information regarding the skills and compensation of employees of the Company, personnel and policy manuals, and contracts with employees, customers, suppliers, consultants, strategic partners, business partners and others.

3. Protection of Third-Party Information. Recipient understands that the Company from time to time may receive from third parties confidential or proprietary information or trade secrets (“Third Party Information”) subject to a duty on the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. Recipient agrees to hold any such Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with its work for the Company, Third Party Information unless expressly authorized by the Company in writing.

4. Court Order. In the event that Recipient is requested or ordered by a court of competent jurisdiction to disclose Confidential Information of the Company or Third Party Information, Recipient agrees to provide the Company immediate notice of such request or order, provided that the giving of such notice will not violate the order and, at the Company’s request and expense, resist such request or order to the fullest extent permitted by law. If a final, nonappealable order is issued by a court of competent jurisdiction, the disclosure of such Confidential Information or Third-Party Information will be limited solely to comply with the final order.

5. No Solicitation of Employees and Consultants. For a period of twelve (12) months after the Termination Date, as defined below, Recipient shall not, directly or indirectly, solicit, recruit, hire, or induce or encourage to leave the employ of the Company any person who is at that time an employee or independent contractor of the Company, or who has been employed or hired by the Company for any period of time, nor will Recipient cooperate with others in doing or attempting to do so. The terms “solicit, recruit, hire, or induce or encourage” include, but are not limited to, directly or indirectly: (a) initiating communications with an employee or independent contractor of the Company relating to actual or possible employment or an independent contractor relationship for an entity other than the Company; (b) offering bonuses or additional compensation to encourage or cause any employee or independent contractor of the Company to terminate employment or consulting services with the Company; or (c) supplying the names of, or otherwise referring or recommending, any employee or independent contractor of the Company to personnel recruiters or persons engaged in hiring for an entity other than the Company.

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6. No Solicitation of Customers and Prospects. For a period of twelve (12) months after the Termination Date, as defined below, Recipient shall not, directly or indirectly, solicit, canvas, transfer, assign, sell to or accept any business from, or engage in any business relationship with, for Recipient’s own benefit or on behalf of any entity engaged in a business competitive with the business of the Company (defined below): (a) any existing customer of the Company or any entity that was a customer of the Company during the one year period before Recipient ceases to be employed by the Company (the date Recipient ceases to be employed by the Company is referred to herein as, the “Termination Date”) for any reason; or (b) any prospective customer of the Company if Recipient had responsibilities or duties with respect to or was involved in the development of such prospective customer, nor will Recipient cooperate with others in doing or attempting to do so.

7. No Competition. Recipient agrees that, while Recipient is employed by Company and for a period of twelve (12) months after the Termination Date, Recipient will not, directly or indirectly, either for himself, or as a stockholder, partner, investor, director, officer, employee, consultant, contractor or agent or in any other capacity: (a) engage in any business activity or work that is in any way competitive with the business of the Company; or (b) perform any services for or sell, solicit or attempt to sell any services to, or interfere with Company’s relationship with any person, company or other entity that was a customer of Company or was identified by Company as a prospective customer during the period that Recipient was employed by Company. “Customer” means all persons, firms or entities that have either (i) sought or obtained Company’s services, (ii) contacted Company for the purpose of seeking or obtaining Company’s services, or (iii) been contacted by Company for the purpose of providing its services resulting in meaningful discussions. For purposes of this Section, the “business of Company” means during the twelve (12) months prior to the Termination Date in the following areas:

a) Software and development services used in connection with a platform-as-a-service designed to help businesses create and deploy native mobile apps for their business; and

b) Marketing solution services for business engaged in online marketing.

8. No Interference. Recipient shall not, directly or indirectly, induce, influence, cause, advise or encourage any customer, prospect, employee, independent contractor, supplier, vendor, strategic partner, business partner, joint venturer or representative of the Company to terminate his, her or its relationship with the Company, nor will Recipient cooperate with others in doing or attempting to do so, nor will Recipient interfere with any of the Company’s contracts or relationships.

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9. Duration of Restrictions. Recipient’s obligations under Sections 2, 3, and 4 will continue during the term of Recipient’s engagement by the Company and thereafter. The restrictions in Sections 5, 6, 7 and 8 apply during the term of Recipient’s engagement by the Company and for a period of twelve (12) months following the Termination Date for any reason, provided that, in the event that the Recipient’s employment is terminated without Cause by the Company under the terms of the Employment Agreement, the restrictions set forth in Sections 5,6,7 and 8 shall terminate immediately on the Termination Date.

10. Geographic Scope. Recipient acknowledges that the Company services customers nationwide and has and is pursing business opportunities nationwide and, accordingly, Recipient agrees that its obligations under Section 7 extend to an area covering North America.

11. Disclosure of Inventions. Recipient shall promptly disclose to the Company, or any persons designated by the Company, all improvements, inventions, creations, processes, knowhow, data and ideas (“Inventions”) made, conceived, reduced to practice, developed, originated or learned by Recipient, either alone or jointly with others during the period of Recipient’s engagement by the Company or during the twelve (12) month period after the Termination Date for any reason, provided such Invention is directly or indirectly conceived as a result of, or is suggested by or attributable to, work done by Recipient during Recipient’s engagement with the Company.

12. Assignment of Inventions. All Inventions are considered works-made-for-hire and thereby owned by the Company; provided, however, that in the event that, by operation of law, an Invention cannot be considered a work-made-for-hire, Recipient agrees to assign any and all right, title and interest in and to all Inventions (and all trademarks, copyrights, patents, trade secrets and other proprietary rights with respect thereto) to the Company. In connection with such assignment, Recipient further agrees to assist the Company or its nominees at any time during or after Recipient’s Termination Date and in every proper way in both securing foreign and domestic protection for the Inventions and preventing and defending infringement of the Inventions. Such assistance includes, without limitation, (a) the execution of any documentation necessary to evidence the Company’s full rights in the Inventions; and (b) testimony, at the Company’s expense, evidencing the ownership of the Inventions by the Company. Recipient’s obligation to assist the Company with respect to proprietary rights relating to such Inventions in any and all countries will continue beyond the Termination Date, but the Company will compensate Recipient at a reasonable rate after such termination for time actually spent by Recipient at the Company’s request for such assistance.

13. Records of Inventions. Recipient shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions developed by Recipient or made by Recipient during the period of Recipient’s engagement by the Company, which records will be available to and remain at all times the sole property of the Company.

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14. Authorization to Act. In the event the Company is unable for any reason, after reasonable effort, to secure Recipient’s signature on any document needed in connection with the actions specified in the preceding section, Recipient irrevocably designates and appoints the Company and its duly authorized officers and agents as Recipient’s agent and attorney in fact, which appointment is coupled with an interest to act for and in Recipient’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding section with the same legal force and effect as if executed by Recipient. Recipient hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Recipient now or may hereafter have for infringement of any proprietary rights assigned to the Company.

15. Prior Inventions. Any improvements, inventions, creations, processes, know-how, data and ideas, patented or unpatented, that Recipient made prior to the commencement of Recipient’s employment with the Company are excluded from the scope of this Agreement and are described in Exhibit A (“Prior Inventions”), which is attached hereto and incorporated by reference herein. If disclosure of any Prior Invention(s) would cause Recipient to violate any prior confidentiality agreement or other agreement, Recipient will not describe it in Exhibit A, but will only disclose a cursory name for each, list the party(ies) to whom it belongs and state that full disclosure was not made for that reason. If no disclosure is attached, Recipient represents that there are no Prior Inventions.

16. Return of Documents and Property. Upon the termination of Recipient’s employment with the Company, whether by Recipient or by the Company, for any reason, or at any time at the request of the Company, Recipient shall deliver to the Company any and all material containing or otherwise memorializing any Confidential Information, Third Party Information, or Inventions and any copies, notes or excerpts within Recipient’s possession, custody or control, whether in written, mechanical, electromagnetic, analog, digital or any other format or medium. Upon the termination of Recipient’s employment with the Company, Recipient shall also return any and all other property of the Company and equipment in its possession, custody or control.

17. Indemnification. Recipient agrees to indemnify the Company and its officers, directors and agents (collectively, “Representatives”) from and against any and all claims, causes of action, damages, losses and costs (including reasonable attorneys’ fees) and liabilities of any nature which may at any time be asserted against or suffered by the Company or its Representatives, directly or indirectly, relating to or arising out of a breach of this Agreement by Recipient.

18. Remedies; Attorneys’ Fees. Any violation by either party of the obligations or restrictions in this Agreement will cause the other party irreparable harm. Each party is entitled to protection from such violations, both actual and threatened, including protection by injunctive relief, in addition to other remedies available under law. All remedies for breach of this Agreement are cumulative and the pursuit of one remedy will not be deemed to exclude other remedies. The non-prevailing party in any lawsuit or legal proceeding seeking to enforce any of the terms of this Agreement agrees to pay all costs and attorney’s fees incurred by the prevailing party.

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19. Severability. Subject to the provisions of Section 20, in the event any one or more of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

20. Judicial Modification. If a court of competent jurisdiction determines that the character, duration, geographic scope, activity or subject of any provision of this Agreement is unreasonable under the circumstances as they then exist, then Recipient agrees that it should be limited and reduced so as to be enforceable under the applicable law to assure the Company of the intended maximum benefit of this Agreement.

21. Waiver. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.

22. Governing Law. This Agreement will be governed by and construed according to the laws of the State of New York, without regard to its conflict of laws rules.

23. Assignability. This Agreement is not assignable by Recipient. The Company may assign this Agreement without notice to Recipient and without Recipient’s consent.

24. Entire Agreement. This Agreement, and the Exhibits, schedules, and documents attached and referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior discussions between them. No modification or amendment to this Agreement will be effective unless in writing and signed by both parties. Recipient agrees that any subsequent change or changes in its duties or compensation will not affect the validity or scope of this Agreement.

25. Opportunity to Consult with Independent Counsel. Recipient acknowledges that Recipient has read this Agreement and consulted with or had the opportunity to consult with legal counsel of Recipient’s choice concerning the terms, provisions, covenants and obligations set forth herein, and has been fully advised of the legal significance of the terms, provisions, covenants and obligations set forth in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Confidentiality, Non-Solicitation, Non-Compete and Assignment of Inventions Agreement has been executed and delivered by the parties as of the date first written above.

COMPANY:

Nixxy, INC.,

a Delaware corporation

By:
Evan Sohn, Chairman of the Board of Directors

RECIPIENT:

Yu-san “Debra” Volpone

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